Exhibit 10.2
Summary of 2010 and 2011 Cash and Equity Incentive Programs
Cash Incentive Programs
     The Company’s Compensation Committee established for the Executive Officers the 2010 Cash Incentive Program and the 2011 Cash Incentive Program (the “Cash Incentive Programs”), pursuant to the Cash Incentive Plan. The Cash Incentive Programs permit the Company to grant “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. All award payments under the 2010 Cash Incentive Program will be paid in cash and, if payable under the 2011 Cash Incentive Program, award payments are expected to be settled in cash.
     The key performance goal under the Cash Incentive Programs is the Company earning net income within or above a specified range (the “Eligibility Range”). If the Company’s net income in the applicable fiscal year is below the Eligibility Range, an award payment cannot be authorized under the applicable Cash Incentive Program. If the Company’s net income is within the Eligibility Range, the percentage of the award target which the Executive Officers are eligible to earn increases as net income increases, up to 100% of the award target. If the Company’s net income is at or above the highest level of net income within the Eligibility Range, each Executive Officer is eligible to earn his maximum award target.
     The Company earning net income within or above the Eligibility Range is the only performance goal under the Cash Incentive Programs for Mr. Black. With respect to the Executive Vice Presidents, the following “personal” goals may also be considered and utilized by the Compensation Committee in its exercise of negative discretion to reduce the amount of an award that would otherwise have been payable at any particular level of net income achieved by the Company: (a) the participant receiving an overall job performance rating of “Effective” or better (the equivalent of 3 out of 5); (b) the participant complying with the Company’s Code of Conduct, Associate Handbook and other rules, regulations and policies and not engaging in any dishonest acts or other acts that are or may be detrimental to customers, fellow associates or the Company; and (c) the participant achieving specific goals for departmental or individual performance.
     For the 2010 Cash Incentive Program, the Eligibility Range for Mr. Black and the Executive Vice Presidents was $71.2 million to $78.4 million of net income. If the Company earned net income below the low end of the applicable Eligibility Range, the Executive Officer would not have received an award payment under this program. At $71.2 million of net income, Mr. Black would have been eligible to receive up to 60% of his base salary and each Executive Vice President would have been eligible to receive up to 10% of his base salary. At or above $78.4 million of net income, Mr. Black was eligible to receive up to approximately 151.6% of his base salary and each of the Executive Vice Presidents was eligible to receive up to 65% of his base salary. Between the low and high ends of the Eligibility Ranges, the percentage of base salary which each participant would have been eligible to receive increased as net income increased.
     For the 2011 Cash Incentive Program, the Eligibility Range for Mr. Black is $85.5 million to $94.1 million of net income and the Eligibility Range for the Executive Vice Presidents is $88.5 million to $95.3 million of net income. If the Company earns net income below the low end of the applicable Eligibility Range, the Executive Officer will not receive an award payment under this program. At $85.5 million of net income, Mr. Black will be eligible to receive up to 60% of his base salary; at $88.5 million of net income, each Executive Vice President will each be eligible to receive up to 10% of his base salary. At or above $94.1 million of net income, Mr. Black will be eligible to receive up to approximately 151.6% of his base salary; at or above $95.3 million of net income, each of the Executive Vice Presidents will be eligible to receive up to 65% of their respective base salaries. Between the low and high ends of the Eligibility Ranges, the percentage of base salary which each participant will be eligible to receive will increase as net income increases.
Equity Incentive Programs
     The Company’s Compensation Committee established for the Executive Officers the 2010 Equity Incentive Program and the 2011 Equity Incentive Program (the “Equity Incentive Programs”) pursuant to the Equity Incentive Plan. The Equity Incentive Programs permit the Company to grant “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. Award payments under the 2010 Equity Incentive Program will be paid in Performance RSUs and, if payable under the 2011 Equity Incentive Program, award payments are expected to be paid in Performance RSUs.
     The performance goals under the Equity Incentive Programs are qualitatively the same as the performance goals under the respective Cash Incentive Programs, i.e. such goals are based upon the Company earning net income within or above an Eligibility Range for the applicable fiscal years and, with respect to the Executive Vice Presidents, personal goals as set forth above under “Cash Incentive Programs.” However, the levels of net income within the Eligibility Ranges for the Equity Incentive Programs are higher than those established under the Cash Incentive Programs.
     If the Company’s net income is below the Eligibility Range for the Applicable year’s Equity Incentive Program, no Performance RSUs can be earned under the applicable program. If the Company’s net income is within the Eligibility Range, the number of Performance RSUs which the Executive Officers are eligible to earn increases as net income increases, up to 100% of the award target. If the Company’s net income is at or above the highest level of net income within the Eligibility Range, each Executive Officer is eligible to earn his maximum award target.
     For the 2010 Equity Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $72.6 million to $78.4 million of net income and for the Executive Vice Presidents an Eligibility Range of $76.9 million to $79.4 million of net income. If the Company earned net income below the low end of the Eligibility Range, the applicable participant would not have earned Performance RSUs under this program. At $72.6 million of net income, Mr. Black would have been eligible to earn up to a value of $175,000 of Performance RSUs; at $76.9 million of net income, each of the Executive Vice Presidents would have been eligible to earn up to a value of $50,000 of Performance RSUs. At or above $78.4 million of net income, Mr. Black was eligible to earn up to a value of $1,925,000 of Performance RSUs; at or above $79.4 million of net income, each of the Executive Vice Presidents was eligible to earn up to a value of $150,000 of Performance RSUs. Between the low and high ends of the Eligibility Ranges, the value of Performance RSUs which each participant would have been eligible to earn increased as net income increased. The “value” of the Performance RSUs, and the number of Performance RSUs granted, was determined by reference to the closing price of the Company’s stock on June 17, 2010.
     For the 2011 Equity Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $90.7 million to $94.1 million of net income and for the Executive Vice Presidents an Eligibility Range of $94.5 million to $96.2 million of net income. If the Company earns net income below the low end of the Eligibility Range, the applicable participant cannot earn Performance RSUs under this program. At $90.7 million of net income, Mr. Black will be eligible to earn up to a value of $897,715 of Performance RSUs; at $94.5 million of net income, each of the Executive Vice Presidents will be eligible to earn up to a value of $50,000 of Performance RSUs. At or above $94.1 million of net income, Mr. Black will be eligible to earn up to a value of $1,965,425 of Performance RSUs; at or above $96.2 million of net income, each of the Executive Vice Presidents will be eligible to earn up to a value of $150,000 of Performance RSUs. Between the low and high ends of the Eligibility Ranges, the value of Performance RSUs which each participant will be eligible to earn will increase as net income increases. The “value” of the Performance RSUs, and the number of Performance RSUs to be granted, will be determined by reference to the closing price of the Company’s stock on March 29, 2011.
2011 Supplemental Equity Incentive Program
     As a special incentive to the Executive Officers to achieve extraordinary results in fiscal year 2011, the Company’s Compensation Committee established for the Executive Officers the 2011 Supplemental Equity Incentive Program pursuant to the Equity Incentive Plan for fiscal year 2011. The 2011 Supplemental Equity Incentive Program permits the Company to grant “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. If payable under the 2011 Supplemental Equity Incentive Program, award payments are expected to be paid in Performance RSUs.
     The performance goals under the 2011 Supplemental Equity Incentive Program are very similar to the performance goals under the Cash Incentive Programs and the Equity Incentive Programs, i.e. such goals are based upon the Company earning a certain amount net income for fiscal year 2011 and, with respect to the Executive Vice Presidents, personal goals as set forth above under “Cash Incentive Programs.” However, instead of being based upon Eligibility Ranges of net income, the 2011 Supplemental Equity Incentive Program is based on a single level of net income. In the event the Company earns at least $103.0 million of net income in fiscal year 2011, Mr. Black will be eligible to earn up to a value of $250,000 of Performance

RSUs and each of the Executive Vice Presidents will be eligible to earn up to a value of $50,000 of Performance RSUs. The “value” of the Performance RSUs, and the number of Performance RSUs to be granted, will be determined by reference to the closing price of the Company’s stock on March 29, 2011.
Negative Discretion
     For each of the Incentive Programs (i.e., the Cash Incentive Programs, the Equity Incentive Programs and the 2011 Supplemental Equity Incentive Program), the Compensation Committee may exercise negative discretion to reduce the amount of a cash award that otherwise would have been payable to, or to reduce the number of Performance RSUs that would otherwise have been earned by, an Executive Officer at any particular level of net income achieved by the Company, even if the Company’s net income is within or above the applicable Eligibility Range or level. In deciding whether, and to what extent, to pay a cash award to, or to certify the earning of Performance RSUs by, an Executive Vice President, an important factor which may be considered by the Compensation Committee in exercising its negative discretion is Mr. Black’s evaluation of the individual performance of each Executive Vice President. Generally, Mr. Black makes his recommendation based upon his evaluation of the Executive Vice President’s individual contributions to the performance of the Company and such other factors as he may deem relevant. The final determination of the amount of a cash award that will be paid to, or the number of Performance RSUs that will be earned by, each Executive Officer is made by the Compensation Committee; however, the Compensation Committee may not increase the cash award payable to, or the number of Performance RSUs which will be earned by, an Executive Officer above the amount or number that is otherwise applicable at any particular level of net income achieved by the Company.

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